Exhibit 10.1

Execution Version

Published CUSIP Numbers:

Deal: 54865PAY1

Revolver: 54865PAZ8

CREDIT AGREEMENT

Dated as of September 16, 2025

among

LOWE’S COMPANIES, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender

and an L/C Issuer,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Administrative Agent and L/C Issuer,

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent and L/C Issuer,

BARCLAYS BANK PLC,

CITIBANK, N.A.,

GOLDMAN SACHS BANK USA and

JPMORGAN CHASE BANK, N.A.

as Co-Documentation Agents,

and

The Other Lenders Party Hereto

BofA SECURITIES, INC.,

BARCLAYS BANK PLC,

CITIBANK, N.A.,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.,

U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES

2.01	Commitments and Applicable Percentages
7.03	Existing Subsidiary Indebtedness
10.02	Administrative Processing Agent’s Office; Certain Addresses for Notices

EXHIBITS	Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Letters of Credit Report
G	U.S. Tax Compliance Certificates
H	Notice of Loan Prepayment
I	Solvency Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of September 16, 2025 (this “Agreement”), is made by and among LOWE’S COMPANIES, INC., a North Carolina corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Administrative Agent and L/C Issuer.

W I T N E S S E T H:

WHEREAS, the Borrower intends to consummate the Acquisition (as defined below) in order to acquire the Acquired Business (as defined below); and

WHEREAS, the Borrower has requested that, on the terms and conditions set forth in this Agreement, the Lenders make available to the Borrower a revolving credit facility in an original amount of up to $2,000,000,000, which includes a multicurrency subfacility, a letter of credit subfacility and a subfacility for swing line loans, and make Acquisition Loans (as defined below) available to the Borrower to finance in part the Acquisition, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Borrower, the Lenders and the Administrative Processing Agent hereby agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Acquired Business” means the Target and its Subsidiaries.

“Acquisition” means the acquisition of all of the outstanding equity interests of the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Stock Purchase Agreement, dated as of August 19, 2025, by and among the Borrower, the Target and ASP Flag Holdings LP, a Delaware limited partnership (together with the appendices, exhibits and schedules thereto), as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Acquisition Agreement Representations” means representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or a subsidiary the Borrower) has the right to terminate its obligations under the Acquisition Agreement as a result of the breach of such representations and warranties.

“Acquisition Closing Date” means the first date prior to the Acquisition Loans Termination Date when all the conditions precedent set forth in Section 4.03 are satisfied or waived in accordance with Section 10.01.

“Acquisition Loan” means a Committed Loan in Dollars that is advanced in a single installment on the Acquisition Closing Date for the purposes of financing the Acquisition and the fees and expenses in connection with the Acquisition Transactions.

“Acquisition Loans Termination Date” means the first to occur of (i) the closing of the Acquisition without the borrowing of Acquisition Loans, (ii) the date on which the Acquisition Agreement is terminated in accordance with its terms (which notice the Borrower agrees to provide to the Administrative Processing Agent promptly upon such termination), (iii) receipt by the Administrative Processing Agent of written notice from the Borrower of its election not to borrow Acquisition Loans under this Agreement, and (iv) the third Business Day (as defined in the Acquisition Agreement) after the date that is 12 months after August 19, 2025; provided, that, to the extent that the Termination Date (as defined in the Acquisition Agreement) is extended for up to two consecutive periods of not more than 3 months each pursuant to the definition of Termination Date in the Acquisition Agreement (as in effect on August 19, 2025), then the date first referred to in this clause (iv) shall be automatically extended by an equal period.

“Acquisition Material Adverse Effect” means a “Material Adverse Effect” as defined in the Acquisition Agreement.

“Acquisition Transactions” means the consummation of the Acquisition, the refinancing of certain existing debt of the Acquired Business, the Borrowing of Acquisition Loans and the payment of fees and expenses incurred in connection with the Acquisition and the related transactions.

“Adjusted Term CORRA” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“Administrative Processing Agent’s Office” means, with respect to any currency, the Administrative Processing Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Processing Agent may from time to time notify the Borrower and the Lenders.

“Administrative Processing Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative processing agent under any of the Loan Documents, or any successor administrative processing agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Processing Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 8.03.

“Alternative Currency” means each of the following currencies: Euro, Sterling, and Canadian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.06; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof; and

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Processing Agent and the relevant Lenders pursuant to Section 1.06(a) plus the adjustment (if any) determined by the Administrative Processing Agent and the relevant Lenders pursuant to Section 1.06(c);

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Processing Agent or the L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Processing Agent or the L/C Issuer, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $500,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Processing Agent from time to time) on the day that is two (2) TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b) denominated in Canadian Dollars, the rate per annum equal to the Term CORRA plus the Term CORRA Adjustment for such Interest Period (the “Adjusted Term CORRA”); and

(c) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Processing Agent and the relevant Lenders pursuant to Section 1.06(a) plus the adjustment (if any) determined by the Administrative Processing Agent and the relevant Lenders pursuant to Section 1.06(a);

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Applicable Authority” means, with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Processing Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate

Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Term SOFR Loans, Alternative Currency Loans and Letters of Credit	Base Rate Loans
1	≥ A / A2	0.060%	0.690%	0.000%
2	A- / A3	0.080%	0.795%	0.000%
3	BBB+ / Baa1	0.090%	0.910%	0.000%
4	BBB / Baa2	0.110%	1.015%	0.015%
5	≤ BBB- / Baa3	0.150%	1.100%	0.100%

Initially, the Applicable Rate shall be based on the Borrower’s Debt Rating on the Effective Date. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Processing Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, BAS, Goldman Sachs, Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger and joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Processing Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Processing Agent.

“Attributable Indebtedness” means, on any date (without duplication), (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Processing Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means BofA Securities, Inc. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Bridge Commitment Letter” means that certain Commitment Letter dated August 19, 2025 among the Borrower, BAS, Bank of America, Goldman Sachs and the other commitment parties and financial institutions party thereto (as amended, restated or supplemented from time to time).

“Bridge Facility” means the $9.0 billion bridge facility set forth in the Bridge Commitment Letter.

“Bridge Lead Arrangers” means, collectively, BAS and Goldman Sachs.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Processing Agent’s Office is located; provided that:

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Canadian dollars, or in relation to the calculation or computation of CORRA, any day (other than a Saturday or a Sunday) on which banks are open for business in Canada;

(d) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Sterling, Euro or Canadian dollars, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(e) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “C$” mean the lawful currency of Canada.

“Capital Lease” means each lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or financing lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Processing Agent, for the benefit of the Administrative Processing Agent, the applicable L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Processing Agent and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries, including but not limited to the Lowe’s Companies, Inc. 401K Plan, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“CME” means CME Group Benchmark Administration Limited.

“Co-Administrative Agent” means Bank of America and Wells Fargo Bank, National Association, each in its capacity as co-administrative agent.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term SOFR or Alternative Currency Term Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Processing Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Processing Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Competitor” means any competitor of the Borrower and/or any of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, EURIBOR, CORRA, Adjusted Term CORRA, SONIA or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “EURIBOR”, “CORRA”, “Adjusted Term CORRA”, “SONIA” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Processing Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Processing Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Processing Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Processing Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Adjusted Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the total amount of Consolidated Funded Debt, plus (b) the Debt Equivalent of Operating Leases.

“Consolidated EBITDAR” means, for any Measurement Period, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income for such Measurement Period plus, to the extent deducted in determining such Consolidated Net Income, the sum of (i) income tax provision, (ii) interest net, (iii) depreciation, (iv) amortization, (v) any extraordinary, non-recurring or unusual non-cash charges or losses of the Borrower and its Subsidiaries incurred or charged in such Measurement Period, (vi) non-cash charges of the Borrower and its Subsidiaries incurred or charged in such Measurement Period, (vii) non-cash losses arising from the sale of assets other than in the ordinary course of business of the Borrower and its Subsidiaries incurred or charged in such Measurement Period, (viii) any actual transaction expenses or related costs paid in cash in such Measurement Period in connection with (1) permitted acquisitions or investments and (2) store closings so long as the Borrower provides the

Administrative Processing Agent with a detailed summary of such actual costs and expenses within 120 days of closing such acquisition, investment, or store closing, (ix) any extraordinary, non-recurring or unusual cash charges or losses of the Borrower or its Subsidiaries incurred during such Measurement Period, (x) any cash losses arising from the sale of assets other than in the ordinary course of business, (xi) stock based compensation expense (applied consistently with the application set forth in the Audited Financial Statements), (xii) rental payments made or required to be made during such Measurement Period, and (xiii) cash and non-cash charges or losses associated with extinguishment of Indebtedness or other non-recurring financing activity of the Borrower or any of its Subsidiaries in such Measurement Period and (b) minus, to the extent included in calculating such Consolidated Net Income, (i) all extraordinary, non-recurring or unusual non-cash income or gains and (ii) non-cash gains arising from the sale of assets other than in the ordinary course of business increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

For the purpose of calculating Consolidated EBITDAR for any Measurement Period, if during such period the Borrower or any Subsidiary shall have made an acquisition, investment or a Disposition permitted hereunder, Consolidated EBITDAR for such period shall be calculated after giving pro forma effect thereto as if such acquisition, investment or Disposition, as the case may be, occurred on the first day of such period.

“Consolidated Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations to reimburse amounts paid under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments (for the avoidance of doubt, excluding commercial letters of credit and commitments related to certain marketing and information technology programs and purchases of merchandise inventory (as set forth in the financial statements of the Borrower and its Subsidiaries)), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital or financing leases, Synthetic Lease Obligations and Securitization Transactions, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income, in accordance with GAAP, of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Total Assets” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the total assets of the Borrower and its Subsidiaries as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” has the meaning specified in the definition of “Term CORRA”.

“Covered Entity” has the meaning specified in Section 10.22(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Equivalent of Operating Leases” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the higher of (a) the product of (i) rental payments made or required to be made for the four consecutive fiscal quarters of the Borrower ending on such date multiplied by (ii) six (6) and (b) GAAP Operating Lease Liability. For purposes of this definition “GAAP Operating Lease Liability” means the operating lease liability on the balance sheet in accordance with GAAP and FASB accounting standards (ASC 842) then in effect as of the last date on each fiscal quarter end of the Borrower.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply; (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan or Alternative Currency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Processing Agent, (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within one Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Processing Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Processing Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Processing Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within one Business Day after request by the Administrative Processing Agent, to confirm in a manner reasonably satisfactory to the Administrative Processing Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Processing Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any comprehensive Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, liquidation, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction of any property), long lived asset, or line of business, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” shall not include any Dispositions relating to activities under the Borrower’s credit card program.

“Disqualified Institutions” means:

(a) (i) any Person identified by legal name as such in writing to the Arrangers on or prior to the date hereof by way of list from the Borrower (or its attorneys on such date), (ii) any Affiliate of any Person described in clause (i) above that is clearly identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clause (i) above that is identified by legal name by the Borrower in a written notice to the Arrangers (if prior to the date hereof) or upon three Business Days prior written notice to the Administrative Processing Agent (if after the date hereof) (each such person described in clauses (i) through (iii) above, a “Disqualified Lending Institution”); and

(b) (i) any Person that is or becomes a Competitor and is identified by legal name to the Borrower (or its attorneys) as such in writing to the Arrangers (if prior to the date hereof) or upon three Business Days prior written notice to the Administrative Processing Agent (if after the date hereof), (ii) any Affiliate of any Person described in clause (i) above that (x) is clearly identifiable as an Affiliate of such person solely on the basis of such Affiliate’s name and (y) is not a bona fide debt investment fund that is an Affiliate of such Competitor and (iii) any other Affiliate of any Person described in clause (i) above that is identified by legal name by the Borrower in a written notice to the Arrangers (if prior to the date hereof) or upon three Business Days prior written notice to the Administrative Processing Agent (if after the date hereof);

provided that no assignee or participant shall be retroactively disqualified from becoming a Lender or participant with respect to any assignment or participation acquired (or committed to be acquired) prior to the receipt of any such notice.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Processing Agent or the L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Processing Agent or the L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Processing Agent or the L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Processing Agent or the L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Electronic Copy” shall have the meaning specified in Section 10.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Processing Agent, each L/C Issuer (but not including any L/C Issuer that has been removed or has resigned as such) and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders or the L/C Issuer, as applicable, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders or the L/C Issuer, as applicable, of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Effective Date, after the Effective Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Processing Agent (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or the L/C Issuer, as applicable, or (d) no longer a currency in which the Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Processing Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Processing Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC (or an event or circumstance that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA) to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of December 14, 2021, among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Extended Commitment” means any class of Commitments the maturity of which shall have been extended pursuant to Section 2.18.

“Extended Loans” means any Committed Loans made pursuant to the Extended Commitments.

“Extension” has the meaning set forth in Section 2.18(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Processing Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Borrower, the applicable extending Lenders, the Administrative Processing Agent and, to the extent required by Section 2.18, the L/C Issuers and/or the Swing Line Lender implementing an Extension in accordance with Section 2.18.

“Extension Offer” has the meaning set forth in Section 2.18(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement (and related fiscal or regulatory legislation, or related rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means each of (x) that certain fee letter agreement, dated August 19, 2025, among the Borrower, Bank of America, BAS and Goldman Sachs and (y) that certain fee letter agreement, dated August 19, 2025, among the Borrower, Bank of America and BAS.

“Foreign Lender” means a Lender that is not a U.S. Person (including such a Lender when acting in the capacity of the L/C Issuer).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Goldman Sachs” means Goldman Sachs Bank USA and its successors.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.04(c)(i).

“Increase Effective Date” has the meaning specified in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Term SOFR Loan or Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan or Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December commencing on the first such date to occur after the Effective Date and the Maturity Date; and (c) as to any Alternative Currency Daily Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, as to each Term SOFR Loan and Alternative Currency Term Rate Loan, the period commencing on the date such Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, is disbursed or converted to or continued as a Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, and ending on the date one, three or (except with respect to any Loan bearing interest at Adjusted Term CORRA) six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or Alternative Currency Term Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan or Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.20.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 2.01, or if an L/C Issuer has entered into a joinder or similar agreement joining such Lender in such limited capacity or has otherwise assumed an L/C Commitment after the Effective Date, the amount set forth for such L/C Issuer as its L/C Commitment in the Register maintained by the Administrative Processing Agent. The L/C Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Borrower, and notified to the Administrative Processing Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, U.S. Bank and Wells Fargo Bank, National Association or any of their respective Affiliates designated by Bank of America, U.S. Bank or Wells Fargo Bank, National Association, respectively, in their capacities as issuers of Letters of Credit hereunder, and any other Lender selected by the Borrower, approved by the Administrative Processing Agent and such Lender agreeing to be an L/C Issuer hereunder pursuant to a joinder or similar agreement joining such Lender in such limited capacity as provided by the Administrative Processing Agent, which agreement must be reasonably acceptable to the Borrower; provided, however, that there shall be no more than three (3) L/C Issuers at any one time; provided, further, that for all Letters of Credit issued in an Alternative Currency Bank of America shall be the sole L/C Issuer. All references to the L/C Issuer shall mean any L/C Issuer, the L/C Issuer issuing the applicable Letter of Credit, or all L/C Issuers, as the context may imply.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the L/C Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Parties” and “Lender Recipient Parties” mean, collectively, the Lenders, the Swing Line Lenders and the L/C Issuers.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Processing Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is three days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.04(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $500,000,000 and (b) the Aggregate Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Note, each Issuer Document, the Fee Letters, any Extension Amendment and any other agreement, instrument or document designated by its terms as a “Loan Document”.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon any of (a) the financial condition, operations, business or properties of the Borrower and its Subsidiaries taken as a whole; (b) the rights and remedies of the Administrative Processing Agent or the Lenders under the Loan Documents or the ability of the Borrower to perform its obligations under any Loan Document; or (c) the legality, validity, or enforceability of any Loan Document.

“Material Subsidiary” means, at any time of determination, any Subsidiary having at such time 5% or more of the consolidated total (gross) revenues of the Borrower and its Subsidiaries for the preceding four fiscal quarter period, in each case, based upon the Borrower’s most recent annual or quarterly financial statements delivered to the Lenders under Section 6.01.

“Maturity Date” means the later of (a) September 16, 2030 and (b) if maturity is extended pursuant to Section 2.18, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means a period of four consecutive fiscal quarters of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders (and, in the case of amendments that require the approval of all or all affected Lenders of a particular class, Lenders with a majority of the loans and commitments in such class).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-SOFR Successor Rate” has the meaning specified in Section 3.03(c).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Administrative Processing Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Processing Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Related Credit Arrangement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Processing Agent, the applicable L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Processing Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means the Administrative Processing Agent, any Lender and any L/C Issuer.

“Register” has the meaning specified in Section 10.06(c).

“Related Credit Arrangements” means, collectively, Related Swap Contracts and Related Treasury Management Arrangements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Swap Contract” means a Swap Contract which is entered into or maintained by the Borrower or any of its Subsidiaries with a Lender or an Affiliate of a Lender.

“Related Treasury Management Arrangement” means an arrangement for the delivery of treasury management services to or for the benefit of the Borrower or any of its Subsidiaries which is entered into or maintained with a Lender or Affiliate of a Lender and which is not prohibited by the express terms of the Loan Documents.

“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Canadian Dollars, Adjusted Term CORRA, and (d) Euros, EURIBOR, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the notice requirement under Section 4043(a) of ERISA has been waived by regulation.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.13(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President (including without limitation Vice President Tax), General Counsel, Secretary, Chief Compliance Officer, Chief Accounting Officer, Treasurer or Assistant Treasurer of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Processing Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Processing Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restatement” has the meaning specified in the recitals hereto.

“Revaluation Date” means (a) with respect to any Committed Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (iii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, and (iv) such additional dates as the Administrative Processing Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iii) such additional dates as the Administrative Processing Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Processing Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any published international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority, applicable to the respective Lenders or the Borrower.

“Scheduled Unavailability Date” means the Non-SOFR Scheduled Unavailability Date and/or the SOFR Scheduled Unavailability Date as the context requires.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“Solvency Certificate” means a solvency certificate from the treasurer or another financial officer of the Borrower substantially in the form of Exhibit I.

“Solvent” means, as of the Acquisition Closing Date, immediately after giving effect to the consummation of the Acquisition Transactions, on and as of such date (a) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Acquisition Closing Date.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Processing Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Representations” means the representations and warranties of the Borrower set forth in Section 5.01(a), (b)(ii), Section 5.02(i), (ii) and (iii) (in the case of (iii), solely as to no conflicts of the Loan Documents with (i) its charter documents or (ii) any agreement with respect to indebtedness of the Borrower or its subsidiaries in a committed or outstanding principal amount of at least $200,000,000, in each case resulting from the borrowing under and performance of the Loan Documents), Section 5.04, Section 5.12, Section 5.16 (limited as to the use of proceeds not violating the Laws referred to therein), Section 5.18 (limited as to the use of proceeds not violating the Laws referred to therein) and Section 5.20, in each case, after giving effect to the Acquisition Transactions.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning specified in Section 3.03(c).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.05.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Commitment” means (a) the amount set forth opposite the Swing Line Lender’s name on Schedule 2.01 hereof or (b) if a successor Swing Line Lender has entered into an Assignment and Assumption or has otherwise assumed a Swing Line Commitment after the Effective Date, the amount set forth for such Lender as its Swing Line Commitment in the Register maintained by the Administrative Processing Agent pursuant to Section 10.06(c).

“Swing Line Lender” means Bank of America (through itself or through one of its designated Affiliates or branch offices) in its capacity as provider of Swing Line Loans hereunder, or any successor swing line lender hereunder, in an amount up to the Swing Line Commitment.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Processing Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Processing Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $250,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Target” means ASP Flag Parent Holdings, Inc., a Delaware corporation.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Term CORRA” means forward-looking term rate based on the Canadian Overnight Repo Rate Average (“CORRA”) administered and published by the Bank of Canada (or any successor administrator satisfactory to the Administrative Processing Agent), as such rate is published by the Term CORRA Administrator on the day (such date, the “CORRA Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period with a term equivalent to such Interest Period, provided, however, that if as of 1:00 p.m. (Toronto time) on any CORRA Determination Day CORRA for the applicable tenor has not been published by the Term CORRA Administrator, then CORRA will be the rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which CORRA for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such CORRA Determination Day.

“Term CORRA Adjustment” means (i) 0.29547% for an Interest Period of one-month’s duration and 0.32138% for an Interest Period of three-months’ duration.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if the Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero percent, the Term SOFR shall be deemed zero percent for purposes of this Agreement.

“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR. All Term SOFR Loans shall be denominated in Dollars.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Processing Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Processing Agent from time to time).

“Threshold Amount” means $200,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, a Term SOFR Loan, an Alternative Currency Term Rate Loan or an Alternative Currency Daily Rate Loan.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“U.S. Bank” means U.S. Bank National Association and its successors.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower, the Administrative Processing Agent or the Required Lenders shall so request, the Administrative Processing Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Processing Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Any amendment of this Agreement or any other Loan Document, at any time, solely in connection with and covering only such change in GAAP shall be effected without, in connection therewith, (a) the Borrower being obligated to pay any fee, (b) any increase in the Applicable Rate or (c) any other increase in the consideration then payable by the Borrower pursuant to this Agreement or any other Loan Document.

(c) Pro Forma Basis. All defined terms used in the calculation of the financial covenants set forth herein, if applicable, shall be calculated on an historical pro forma basis giving effect (by inclusion or exclusion, as applicable), during any period of measurement that includes the merger or any acquisition permitted hereunder, as applicable, to the actual historical results of the Person so acquired.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Processing Agent or the L/C Issuer(s), as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Processing Agent or the L/C Issuer(s), as applicable.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent, as the case may be, of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with a rounding-up if there is no nearest number), as determined by the Administrative Processing Agent or the L/C Issuer, as the case may be.

1.06 Additional Alternative Currencies. (a) The Borrower may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Processing Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Processing Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Processing Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Processing Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Processing Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Processing Agent shall promptly notify the applicable L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Alternative Currency Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Processing Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or any L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Processing Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Processing Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Processing Agent shall so notify the Borrower and (i) the Administrative Processing Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and make such other applicable adjustments for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Alternative Currency Loans; and if the Administrative Processing Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Processing Agent shall so notify the Borrower and (x) the Administrative Processing Agent and the applicable L/C Issuer may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (y) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Processing Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Processing Agent shall promptly so notify the Borrower.

1.07 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Processing Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Processing Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10 Interest Rates. The Administrative Processing Agent does not warrant, nor accept responsibility, nor shall the Administrative Processing Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Processing Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Processing Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.11 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars or in one or more Alternative Currencies (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (iii) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans, Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Term SOFR Loans or an Alternative Currency Term Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Processing Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Processing Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Processing Agent not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Committed Loans, (ii) in the case of Alternative Currency Loans, four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or, in the case of Alternative Currency Term Rate Loans, any continuations, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans or Alternative Currency Loans shall be in a principal amount of the Dollar Equivalent of $10,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Committed Loans to be borrowed. If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Committed Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with, if applicable, an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Except as provided pursuant to Sections 2.13(a) and 3.03, no Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Processing Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Processing Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Processing Agent in Same Day Funds at the Administrative Processing Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Processing Agent in the case of any Committed Loan denominated in an Alternative Currency, in each case, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 or, with respect to a Committed Borrowing with respect to Acquisition Loans, Section 4.03 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Processing Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Processing Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Processing Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, Term SOFR Loans and Alternative Currency Term Rate Loans may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan or Alternative Currency Term Rate Loan. During the existence of a Default, no Committed Loans may be requested as, converted to Alternative Currency Daily Rate Loans or converted to or continued as Term SOFR Loans or Alternative Currency Term Rate Loans without the consent of the Required Lenders. At any time that an Event of Default has occurred and is continuing, the Required Lenders may demand that any or all of the then outstanding Alternative Currency Term Rate Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Processing Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or any portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Processing Agent and such Lender.

(g) With respect to any Relevant Rate, the Administrative Processing Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Processing Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03 [Reserved].

2.04 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder (however, except as set forth in Section 2.04(a)(iii) below, any Lender’s failure to so participate shall not affect the L/C Issuer’s obligation to issue any Letters of Credit); provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (iii) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (iv) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless L/C Obligations relating to such proposed Letter of Credit and all Letter of Credit fees to accrue while such Letter of Credit is to be outstanding are Cash Collateralized on the date of issuance of such Letter of Credit in the manner described in Section 2.16.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B) except as otherwise agreed by the Administrative Processing Agent and the applicable L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(C) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(D) except as otherwise agreed by the Administrative Processing Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(E) such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Processing Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Processing Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Processing Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile or e-mail, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Processing Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the Administrative Processing Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Processing Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Processing Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Processing Agent (by telephone or in writing) that the Administrative Processing Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Processing Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Processing Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Processing Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Processing Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Processing Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall immediately notify the Borrower and the Administrative Processing Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the next succeeding Business Day following the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency, the Borrower shall reimburse such L/C Issuer through the Administrative Processing Agent in an amount equal to the amount of such drawing and in the applicable currency (the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency, the “Honor Date”). In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.04(c)(i) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. Notwithstanding the above, if the Borrower fails to reimburse such L/C Issuer on the Honor Date (but instead reimburses such L/C Issuer on the date following the Honor Date or any date thereafter), the Administrative Processing Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments, the proviso to Section 2.01 and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Processing Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Processing Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Processing Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Processing Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Processing Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on the next Business Day following the Honor Date (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Processing Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Processing Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Processing Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of applicable L/C Issuer submitted to any Lender (through the Administrative Processing Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Processing Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Processing Agent), the Administrative Processing Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Processing Agent.

(ii) If any payment received by the Administrative Processing Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Processing Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Processing Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable;

(vii) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document (other than to determine that such document appears on its face to be in compliance with the terms of such Letter of Credit) or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Processing Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Processing Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Processing Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral reasonably satisfactory to the L/C Issuer shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily maximum amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified by each L/C Issuer pursuant to a separate letter or agreement, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to each applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Letters of Credit Reports. For so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Processing Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit F, appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

2.05 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) except for the Swing Line Lender, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Processing Agent, which may be given by (A) telephone or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Processing Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Processing Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Processing Agent (by telephone or in writing) that the Administrative Processing Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Processing Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Processing Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in Same Day Funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Processing Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Processing Agent in Same Day Funds (and the Administrative Processing Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Processing Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Processing Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Processing Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Processing Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Processing Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Processing Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will promptly distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Processing Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Processing Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06 Prepayments.

(a) The Borrower may, upon notice to the Administrative Processing Agent pursuant to delivery to the Administrative Processing Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Processing Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of any Alternative Currency Loans, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Term SOFR Loans or Alternative Currency Loans shall be in a principal amount of the Dollar Equivalent of $10,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, amount and currency of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Processing Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the

Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrower may, upon notice to the Swing Line Lender pursuant to delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Processing Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Processing Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Processing Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(d) If the Administrative Processing Agent notifies the Borrower at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.07 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Processing Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Processing Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Processing Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Borrower. Any reduction of the Aggregate Commitments shall be applied to the Commitments of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08 Repayment of Loans.

(a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swing Line Lender, the Borrower shall repay the outstanding Swing Line Loans made by the Swing Line Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swing Line Loans.

2.09 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iv) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate; and (v) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate.

Notwithstanding anything else herein, if at any time any Relevant Rate or any Successor Rate as so determined would otherwise be less than zero percent, such interest rate will be deemed to be zero percent for purposes of this Agreement and the other Loan Documents.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.10 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.04:

(a) Facility Fee. The Borrower shall pay to the Administrative Processing Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee (the “Facility Fee”), in Dollars, equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.17. The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Effective Date, and on the Maturity Date (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Arrangers and the Administrative Processing Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters or otherwise separately agreed in writing. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) and for Alternative Currency Loans (other than Alternative Currency Loans determined by reference to EURIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Alternative Currency Loans as to which market practice differs from the foregoing, in accordance with such market practice. All other computations of fees and interest, including those with respect to Alternative Currency Loans determined by reference to EURIBOR, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Processing Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Processing Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Processing Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Processing Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Processing Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Processing Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Processing Agent shall control in the absence of manifest error.

2.13 Payments Generally; Administrative Processing Agent’s Clawback.

(a) General. Except as otherwise set forth in Section 3.01, all payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Processing Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Processing Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Processing Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Processing Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Processing Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Processing Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Processing Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Processing Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Processing Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Processing Agent. Unless the Administrative Processing Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans or Alternative Currency Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing)

that such Lender will not make available to the Administrative Processing Agent such Lender’s share of such Committed Borrowing, the Administrative Processing Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Processing Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Processing Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Processing Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Processing Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Processing Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If the Borrower and such Lender shall pay such interest to the Administrative Processing Agent for the same or an overlapping period, the Administrative Processing Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Processing Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Processing Agent.

(ii) Payments by Borrower; Presumptions by Administrative Processing Agent. Unless the Administrative Processing Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Processing Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Processing Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.

With respect to any payment that the Administrative Processing Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Processing Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Processing Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Processing Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Processing Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Processing Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Processing Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Processing Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Processing Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Processing Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Processing Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest to the extent returned on the same Business Day and thereafter at the Federal Funds Rate.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Processing Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Processing Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.15 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default and the Borrower has made no voluntary reduction of the Aggregate Commitments pursuant to Section 2.07, upon notice to the Administrative Processing Agent, the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $500,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower may make a maximum of three such requests.

(b) Notification by Administrative Processing Agent; Additional Lenders. The Administrative Processing Agent shall notify the Borrower and each Lender of each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Processing Agent and the L/C Issuers (which approvals shall not be unreasonably withheld), the Borrower may, at its option, request that the existing Lenders provide for any such increase in the Aggregate Commitments or invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Processing Agent and its counsel. To the extent the Borrower seeks any increase from existing Lenders, it shall (in consultation with the Administrative Processing Agent) specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(c) Lender Elections to Increase. Each Lender shall notify the Administrative Processing Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section 2.15, the Administrative Processing Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Processing Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Processing Agent such information as may be requested pursuant to Section 4.01(a)(viii), and a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists and (ii) (x) upon the reasonable request of any Lender made at least ten days prior to the Increase Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer”

and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least five days prior to the Increase Effective Date and (y) at least five days prior to the Increase Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to it. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.15.

(f) Conflicting Provisions. This Section 2.15 shall supersede any provisions in Sections 2.14 or 10.01 to the contrary.

2.16 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Processing Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Processing Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Processing Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Processing Agent, for the benefit of the Administrative Processing Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Processing Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Processing Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Processing Agent, pay or provide to the Administrative Processing Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.04, 2.05, 2.06, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section

10.06(b)(vi))) or (ii) the Administrative Processing Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower or any of its Subsidiaries shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Processing Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Processing Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Processing Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Processing Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to an L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Processing Agent or requested by the applicable L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Processing Agent; fifth, if so determined by the Administrative Processing Agent and the Borrower, to be held in an interest bearing deposit account and released pro rata in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Committed Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.04, Section 2.05, Section 2.16, or Section 2.17(a)(ii), as applicable (and the Borrower shall (A) be required to pay to each of the L/C Issuer and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.04(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.04 and 2.05, the “Applicable Percentage” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that, (i) each such reallocation shall be given effect only if, at the time of such reallocation, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Processing Agent, Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Processing Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Processing Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.18 Extension of Maturity Date.

(a) The Borrower may, by written notice to the Administrative Processing Agent from time to time, request an extension (each, an “Extension”) of the Maturity Date of any class of Loans and Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable class of Loans and Commitments that will be subject to the Extension (which shall be in minimum increments of $100,000,000 and a minimum amount of $500,000,000), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Processing Agent shall agree in its sole discretion)) and (iii) identify the relevant class of Commitments to which such Extension relates. Each Lender of the applicable class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such class pursuant to procedures established by, or reasonably acceptable to, the Administrative Processing Agent and the Borrower. Each Lender shall make a determination (in its sole and absolute discretion) as to whether or not it will agree to extend the Maturity Date as requested; provided, however, that failure by any Lender to make a timely response to the Borrower’s request for an Extension shall be deemed to constitute a refusal by such Lender to extend the Maturity Date. If the aggregate principal amount of Loans and Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments subject to the Extension Offer as set forth in the Extension notice, then the Commitments of Lenders of the applicable class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b) The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article V and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) the L/C Issuers and the Swing Line Lender shall have consented to any Extension of the Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swing Line Loans at any time during the extended period and (iv) the terms of such Extended Commitments shall comply with paragraph (c) of this Section 2.18.

(c) The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Commitment shall be no earlier than the Maturity Date, respectively, (ii) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Commitments, (iii) the Extended Loans will rank pari passu in right of payment and with respect to security with the existing Committed Loans and the borrower of the Extended Commitments shall be the same as the Borrower with respect to the existing Loans, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Commitment (and the Extended Loans thereunder) shall be determined by the Borrower and the applicable extending Lenders, (v) borrowing and prepayment of Extended Loans, or reductions of Extended Commitments, and participation in Letters of Credit and Swing Line Loans, shall be on a pro rata basis with the other Loans and Commitments (other than upon the maturity of the non-extended Loans and Commitments) and (vi) the terms of the Extended Commitments shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(d) In connection with any Extension, the Borrower, the Administrative Processing Agent and each applicable extending Lender shall execute and deliver to the Administrative Processing Agent an Extension Amendment and such other documentation as the Administrative Processing Agent shall reasonably specify to evidence the Extension. The Administrative Processing Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Processing Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments or Extended Loans as a new class or tranche of Commitments or Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Processing Agent and the Borrower in connection with the establishment of such new class or tranche (including to preserve the pro rata treatment of the extended and non-extended classes or tranches and to provide for the reallocation of revolving credit exposure upon the expiration or termination of the commitments under any class or tranche), in each case on terms consistent with this Section 2.18.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of the Administrative Processing Agent or Borrower, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Processing Agent or the Borrower, then the Administrative Processing Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Processing Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then (A) the Administrative Processing Agent shall withhold or make such deductions as are determined by the Administrative Processing Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Processing Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower or the Administrative Processing Agent shall be required by any Applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Processing Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Processing Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Processing Agent timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrower. (i) The Borrower shall indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Processing Agent), or by the Administrative Processing Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Processing Agent, and shall make payment in respect thereof within 10 days after written demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Processing Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Processing Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Processing Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Processing Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Processing Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Processing Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Processing Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Processing Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Processing Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or by the Administrative Processing Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Processing Agent or the Administrative Processing Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Processing Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Processing Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Processing Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Processing Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Processing Agent as will enable the Borrower or the Administrative Processing Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Processing Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Processing Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Processing Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Processing Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI (or any successor form);

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Processing Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Processing Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Processing Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Processing Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Processing Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Processing Agent as may be necessary for the Borrower and the Administrative Processing Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For avoidance of doubt, solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. To the extent that the relevant documentation provided pursuant to this Section

3.01(e)(ii)(D) is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by Laws, deliver to the Borrower and the Administrative Processing Agent revised and/or updated documentation sufficient for the Borrower and the Administrative Processing Agent to confirm such Lender’s compliance with its respective obligations under FATCA.

(iii) Each Lender shall promptly (A) update any previously delivered form or certification that expires or becomes obsolete or inaccurate in any respect or promptly notify the Borrower and the Administrative Processing Agent in writing of its legal inability to do so, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Laws of any jurisdiction that the Borrower or the Administrative Processing Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Processing Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Processing Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h) Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the

Borrower (through the Administrative Processing Agent), (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Committed Loans denominated in Dollars, to make or maintain Term SOFR Loans or to convert Base Rate Committed Loans to Term SOFR Loans, shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Processing Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Processing Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Processing Agent), prepay all Term SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all such Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Processing Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR or Alternative Currency Term Rate Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Processing Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Processing Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Processing Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b) or Section 3.03(c) and the circumstances under clause (i) of Section 3.03(b) or of Section 3.03(c) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Processing Agent or the Required Lenders determine that, for any reason, the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Processing Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (in each case to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Processing Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Processing Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, continuation of, or conversion to Term SOFR Loans, or Borrowing of, continuation of, or conversion to Alternative Currency Loans (to the extent of the affected Term SOFR Loans, Alternative Currency Loans or Interest Period or determination date(s)), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately and (B) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a request for a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.

(b) Replacement of Term SOFR or Successor Rate with respect to Dollar Denominated Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Processing Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Processing Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Processing Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which each of one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Processing Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then, on a date and time determined by the Administrative Processing Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “SOFR Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Processing Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Processing Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Processing Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Processing Agent written notice that such Required Lenders object to such amendment.

(c) Replacement of Relevant Rate or Successor Rate with respect to Alternative Currency Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, in connection with any Alternative Currency Loans, if the Administrative Processing Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Processing Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate under this Agreement is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Processing Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Non-SOFR Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.03(c)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Processing Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks (any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Processing Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Processing Agent written notice that such Required Lenders object to such amendment.

(d) Successor Rate. The Administrative Processing Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Processing Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Processing Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent, the Successor Rate will be deemed to be zero percent for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Processing Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Processing Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(e) For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans denominated in the relevant Alternative Currency shall be excluded from any determination of Required Lenders.

3.04 Increased Costs and Return.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans or Alternative Currency Loans, as applicable, made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, together with reasonable supporting calculations, and containing an officer’s certification that such costs have not been imposed on the Borrower disproportionately from other similarly situated borrowers under comparable credit facilities, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Processing Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Term SOFR or Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses, and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan and Alternative Currency Term Rate Loan made by it at the applicable Relevant Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Processing Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO EFFECTIVENESS

4.01 Conditions of Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 10.01):

(a) The Administrative Processing Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Processing Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Processing Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Processing Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) such documents and certifications as the Administrative Processing Agent may reasonably require to evidence that the Borrower is duly organized, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so is not reasonably likely to have a Material Adverse Effect;

(v) a favorable opinion of (i) Freshfields US LLP, in its capacity as special New York counsel to the Borrower and (ii) Moore & Van Allen, PLLC, in its capacity as special North Carolina counsel to the Borrower, in each case addressed to the Administrative Processing Agent and each Lender;

(vi) a certificate of a Responsible Officer either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings;

(viii) (A) upon the reasonable request of any Lender made at least ten days prior to the Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case at least five days prior to the Effective Date; and

(B) at least five days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification; and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Processing Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Any and all fees required to be paid on or before the Effective Date shall have been paid.

(c) Unless waived by the Administrative Processing Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Processing Agent (directly to such counsel if requested by the Administrative Processing Agent) to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Processing Agent).

(d) All existing revolving commitments under the Existing Credit Agreement shall have been terminated, and all loans and other extensions of credit thereunder, together with all accrued interest and fees, shall have been repaid in full.

(e) Concurrently with the Effective Date, all commitments with respect to Tranche 2 of the Bridge Facility referred to in the Bridge Commitment Letter shall have been terminated.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Processing Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions (other than Acquisition Loans). The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V (other than in Sections 5.05(c), 5.06, 5.10, 5.11 and 5.14) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to include the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Processing Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Processing Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.03 Conditions to Acquisition Loans. The obligation of each Lender to fund the Acquisition Loans on the Acquisition Closing Date is subject to satisfaction of the following conditions precedent prior to the Acquisition Loans Termination Date:

(a) the Effective Date shall have occurred.

(b) the Acquisition and the refinancing of certain existing debt of the Acquired Business shall be consummated substantially on the Acquisition Closing concurrently with the funding of the Acquisition Loans in all material respects in accordance with the Acquisition Agreement, and no provision of the Acquisition Agreement (as in effect on August 19, 2025) shall have been amended or modified by the Borrower, and no condition therein shall have been waived or consent granted by the Borrower, in each case, in any respect that is materially adverse to the Lenders in their capacities as such without the Bridge Arrangers’ prior written consent (which consent shall not be unreasonably withheld or delayed); provided, that (i) any increase or decrease in the purchase price in the Acquisition Agreement shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Bridge Lead Arrangers if such purchase price increase or decrease (A) does not exceed 12.5 % in aggregate or (B) in the case of a purchase price increase, is in the form of common equity of the Borrower), (ii) any decrease in the cash purchase price in the Acquisition Agreement shall reduce dollar-for-dollar the commitments in respect of the Bridge Facility, (iii) any adjustment to the consideration for the Acquisition in accordance with the determination of the Closing Working Capital, Closing Debt, and Closing Transaction Expenses (each as defined in the Acquisition Agreement as of August 19, 2025) as set forth in the Acquisition Agreement shall not be deemed to be an increase or decrease in the purchase price, (iv) any changes to the definition of Acquisition Material Adverse Effect (as in effect on August 19, 2025) will be deemed to be materially adverse to the Lenders and shall require the consent of the Bridge Lead Arrangers and (v) any amendment or other modification to the provisions of the Acquisition Agreement that are expressly for the benefit of the Financing Sources (as defined therein) will be deemed to be materially adverse to the interest of the Lenders and shall require the consent of the Bridge Lead Arrangers.

(c) since August 19, 2025, no Acquisition Material Adverse Effect shall have occurred that remains ongoing.

(d) the Arrangers shall have received (a) audited consolidated balance sheets and related statements of earnings, shareholders’ equity and cash flows of the Borrower as of and for each of the last three full fiscal years ended at least 90 days prior to the Acquisition Closing Date and (b) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower as of and for each subsequent fiscal quarter (other than any fourth fiscal quarter) ended at least 45 days prior to the Acquisition Closing Date (and the corresponding period(s) of the prior fiscal year), prepared in accordance with U.S. GAAP (it being understood that, with respect to such financial information for each such fiscal period, such condition shall be deemed satisfied through the public filing of financial statements complying with the foregoing requirements on Form 10-K or Form 10-Q, as the case may be, by the Borrower with the Securities and Exchange Commission (the “SEC”)). The Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (a) for the fiscal years ended January 31, 2025, February 2, 2024 and February 3, 2023 and in the foregoing clause (b) for the fiscal quarter ended May 2, 2025.

(e) the Arrangers, the Administrative Processing Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Acquisition Closing Date pursuant to the Fee Letters or this Agreement (solely with respect to expenses) to the extent invoiced at least two business days prior to the Acquisition Closing Date.

(f) (i) there shall exist no Event of Default solely with respect to (x) Section 8.01(a)(ii) (with respect to non-payment of invoiced fees) or (y) Section 8.01(f) or (g) (in respect of the Borrower); and (ii) each of the Acquisition Agreement Representations shall be true and correct in all material respects, and each of the Specified Representations shall be true and correct in all material respects, in each case on the Acquisition Closing Date (except to the extent that any such representations and warranties relate to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date or period).

(g) the Administrative Processing Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Acquisition Closing Date (or, in the case of the Committed Loan Notice, prior to the Acquisition Closing Date):

(i) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.03(b), (c) and (f) have been satisfied;

(ii) a Solvency Certificate; and

(iii) a Committed Loan Notice.

4.04 Actions Between Effective Date and Acquisition Loans Termination Date. During the period from and including the Effective Date to and including the earlier of the Acquisition Loans Termination Date (after giving effect to any funding of Acquisition Loans on such date) and the funding of the Acquisition Loans on the Acquisition Closing Date, and notwithstanding (i) that any representation made on the Effective Date or on the Acquisition Closing Date (excluding the Specified Representations and the Acquisition Agreement Representations) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants and negative covenants set forth in this Agreement, (iii) any provision to the contrary in the Loan Documents or otherwise or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Processing Agent nor any Lender shall be entitled to (a) cancel any of its Commitments in respect of Acquisition Loans, (b) rescind, terminate or cancel the Loan Documents or any of its Commitments thereunder or exercise any right or remedy or make or enforce any claim under the Loan Documents, to the extent to do so would prevent, limit or delay the making of its Acquisition Loans on the Acquisition Closing Date, (c) refuse to participate in making its Acquisition Loan on the Acquisition Closing Date when required to do so under the Loan Documents or (d) exercise any right of set-off or counterclaim in respect of its Acquisition Loans to the extent to do so would prevent, limit or delay the making of its Acquisition Loans; provided, that the conditions precedent to the funding of the Acquisition Loans are (or may be) satisfied on the Acquisition Closing Date. Furthermore, (A) the rights and remedies of the Lenders and the Administrative Processing

Agent shall not be limited in the event that any conditions precedent to the funding of the Acquisition Loans is not satisfied on the Acquisition Closing Date and (B) from the Acquisition Closing Date after giving effect to the funding of the Acquisition Loans on such date, all of the rights, remedies and entitlements of the Administrative Processing Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Processing Agent and the Lenders on the Effective Date and on each date of a Credit Extension (provided that (i) the conditions to the Effective Date are solely those set out in Section 4.01, (ii) the conditions to each Credit Extension (other than Acquisition Loans) are solely those set out in Section 4.02, (iii) the conditions to funding of the Acquisition Loans on the Acquisition Closing Date are solely those set out in Section 4.03 and (iv) the representation of the Borrower set forth in Section 5.20 is only made on the Acquisition Closing Date):

5.01 Existence, Qualification and Power. The Borrower (a) is duly organized, validly existing and in good standing under the laws of North Carolina, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under this Agreement, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (b)(i) or (c), to the extent that failure to do so is not reasonably likely to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents (i) are within Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, or (iii) do not contravene, or constitute a default under, any provision of Applicable Law or regulation or of the certificate of incorporation or bylaws of Borrower, or of any agreement, judgment, injunction, order, decree or other instrument binding upon Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by the Borrower of this Agreement.

5.04 Binding Effect. This Agreement has been duly executed and delivered by the Borrower. This Agreement constitutes, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms; provided that the enforceability hereof is subject to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated August 1, 2025 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or is reasonably likely to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries that (a) purport to call into question the validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate are reasonably likely to have a Material Adverse Effect.

5.07 No Default. (a) Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligations that, either individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

(b) No Default has occurred and is continuing under this Agreement.

5.08 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title to and/or a leasehold interest in its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 7.01.

5.09 Beneficial Ownership. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.10 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

5.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have fulfilled their obligations under the Pension Funding Rules and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained with respect to each Pension Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or to a Pension Plan under Title IV of ERISA.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that is reasonably likely to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or is reasonably likely to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA or to the PBGC or to any Multiemployer Plan with respect to any Pension Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (iv) except as could not reasonably be expected to result in a material liability for the Borrower or any ERISA Affiliate, no Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

(d) The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.12 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13 Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Administrative Processing Agent, any L/C Issuer or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.14 Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith, either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

5.15 Senior Debt Designation. No indenture or other loan documentation to which the Borrower is a party contains a requirement that the Obligations be designated as “senior debt” in order to be treated as such under such indenture or other loan documentation.

5.16 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individuals or entities that are (a) currently the subject or target of any Sanctions or (b) located, organized or resident in a Designated Jurisdiction or (c) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

5.17 Affected Financial Institutions. The Borrower is not an Affected Financial Institution.

5.18 Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption laws in jurisdictions where the Borrower or any of its Subsidiaries does business. The Borrower has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.19 Covered Entity. The Borrower is not a Covered Entity.

5.20 Solvency. After giving effect to the Acquisition Transactions, the Borrower, on a consolidated basis with its Subsidiaries, is Solvent.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Processing Agent and each Lender, in form and detail satisfactory to the Administrative Processing Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Processing Agent and each Lender, in form and detail satisfactory to the Administrative Processing Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Processing Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Borrower or any Subsidiary thereof relating to any default or event of default under such indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within ten Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation (excluding routine comment letters) by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof;

(f) promptly following any request therefor, information and documentation reasonably requested by the Administrative Processing Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Processing Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Processing Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Processing Agent); provided that, upon the request of the Administrative Processing Agent, the Borrower shall deliver paper copies of such documents to the Administrative Processing Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Processing Agent or such Lender. Notwithstanding anything contained herein (but subject to the proviso to the immediately preceding sentence), in every instance the obligation of the Borrower to deliver documents required pursuant to Sections 6.02(a), (b), (e) and (f) to the Administrative Processing Agent and each Lender shall be deemed satisfied by the Borrower providing to the Administrative Processing Agent either paper copies of such documents or if the Borrower otherwise elects (provided that the Administrative Processing Agent or any Lender has not asked the Borrower to deliver paper copies thereof), electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Processing Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that the Administrative Processing Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak, ClearPar, or another similar electronic system (the “Platform”).

6.03 Notices. Promptly notify the Administrative Processing Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or is reasonably likely to result in a Material Adverse Effect, including but not limited to (i) any dispute, litigation, investigation, or proceeding between the Borrower or any Subsidiary and any Governmental Authority; or (ii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event, or if the Borrower and/or any ERISA Affiliate commences participation in one or more Multiemployer Plans which will provide retirement benefits to an aggregate of more than 500 employees of Borrower or the ERISA Affiliates; and

(d) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. Notwithstanding anything contained herein, in every instance the obligation of the Borrower to deliver documents required pursuant to Section 6.03 to the Administrative Processing Agent and each Lender shall be deemed satisfied by the Borrower providing to the Administrative Processing Agent either paper copies of such documents or if the Borrower otherwise elects, electronic versions (i.e., soft copies) of such documents.

6.04 Payment of Taxes. Pay and discharge as the same shall become due and payable all federal, state and other material Taxes, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect the Borrower’s legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) maintain the legal existence and good standing of each Subsidiary under the Laws of the jurisdiction of its organization, except to the extent that failure to do so is not reasonably likely to have a Material Adverse Effect; (c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so is not reasonably likely to have a Material Adverse Effect; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which is reasonably likely to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary and desirable repairs thereto and renewals and replacements thereof, except in the case of both (a) and (b) above, where the failure to do so is not reasonably likely to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain insurance (including self-insurance) with respect to its properties and business as necessary and appropriate in the good faith business judgment of the Borrower.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings; or (b) the failure to comply therewith is not reasonably likely to have a Material Adverse Effect.

6.09 Inspection Rights. Permit representatives and independent contractors of the Administrative Processing Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Processing Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.10 Use of Proceeds. Use (x) the proceeds of the Credit Extensions (other than the Acquisition Loans) for working capital and general corporate purposes not in contravention of any Law or of any Loan Document and (y) the proceeds of the Acquisition Loans for financing the Acquisition and the fees and expenses in connection with the Acquisition Transactions.

6.11 Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in jurisdictions where the Borrower or any of its Subsidiaries does business and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor (except with respect to Section 7.04) shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens securing Indebtedness in an aggregate amount not exceeding $10 million;

(c) Liens existing on any asset of a Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(d) Liens securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring, improving or constructing an asset, provided that such Lien attaches to such asset, concurrently with or within twelve months after the acquisition or completion of construction or improvement thereof and such Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the asset so acquired, improved or constructed;

(e) Liens on an asset of a Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(f) Liens existing on an asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g) Liens securing Indebtedness owing by any Subsidiary to the Borrower;

(h) Liens arising out of the refinancing, renewal or refunding of any Indebtedness secured by any Lien permitted by the foregoing clauses of this Section 7.01; provided that (i) such Indebtedness is not secured by any additional assets, and (ii) the amount of such Indebtedness secured by any such Lien is not increased;

(i) Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(j) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(k) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(l) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(m) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(n) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g) or securing appeal or other surety bonds related to such judgments;

(o) Liens incidental to the conduct of its business or ownership of its property that (i) do not secure Indebtedness and (ii) do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

(p) Liens on margin stock;

(q) any Lien on the accounts and accounts receivable of the Borrower arising out of the securitization of such accounts and accounts receivable or a secured borrowing of money that requires the pledge of or a security interest on such accounts and accounts receivable provided that: (i) such Lien encumbers only the accounts and accounts receivable subject to the securitization, and (ii) in the case of a secured borrowing of money any such Lien shall at all times be confined solely to such accounts and accounts receivable that are required to secure such borrowing; and

(r) Liens not otherwise permitted by the foregoing clauses of this Section 7.01 which secure Indebtedness, that, when aggregated with all other Indebtedness secured by Liens permitted by clause (q) above, does not exceed 10% of Consolidated Total Assets.

7.02 Anti-Corruption Laws. Directly or, to the Borrower’s knowledge, indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practice Act of 1977, the UK Bribery Act 2010, or other applicable anti-corruption laws in jurisdictions where the Borrower or any of its Subsidiaries does business.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, in each case, of a Subsidiary, except:

(a) Current accounts payable arising in the ordinary course of business;

(b) Indebtedness outstanding on the Effective Date and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) Indebtedness of a Subsidiary owing to the Borrower or another Subsidiary;

(d) Guarantees by any Subsidiary in respect of Indebtedness of the Borrower or of another Subsidiary otherwise permitted hereunder;

(e) obligations (contingent or otherwise) of any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f) Indebtedness in respect of capital or financing leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(d); and

(g) Other secured or unsecured Indebtedness not otherwise permitted by the foregoing clauses of this Section 7.03, so long as the aggregate principal amount of such Indebtedness does not exceed 10% of Consolidated Total Assets.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), provided, that so long as no Default exists or would result therefrom, the Borrower may merge with another Person if (i) such Person is organized under the laws of the United States of America or one of its states, and (ii) the Borrower is the surviving Person.

7.05 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

7.06 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.07 Ratio of Consolidated Adjusted Funded Debt to Consolidated EBITDAR. As of the end of each fiscal quarter, permit the ratio of Consolidated Adjusted Funded Debt on such date to Consolidated EBITDAR for the Measurement Period ending on such date to exceed 4.00 to 1.00.

7.08 Sanctions. Directly or, to the Borrower’s knowledge, indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Processing Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.09 Anti-Corruption Laws. Directly or, to the Borrower’s knowledge, indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each an “Event of Default”):

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03 (to the extent that, other than with respect to subsection (a) thereof, the event for which notice was not given is reasonably likely to result in a Material Adverse Effect), 6.05(a), 6.09, 7.01, 7.03, 7.04, 7.06, 7.07, 7.08, or 7.09; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above or otherwise in this Section 8.01, but including Section 6.03 to the extent that, other than with respect to subsection (a) thereof, the event for which notice was not given is not reasonably likely to result in a Material Adverse Effect) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days from the earlier of (i) the first day on which the Borrower has knowledge of such failure and (ii) written notice thereof has been given to the Borrower by the Administrative Processing Agent at the request of any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower herein, or in any document delivered in connection herewith or therewith shall be false, incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, if the amount of such Indebtedness or Guarantee is more than the Threshold Amount; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Material Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Material Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Borrower or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against the Borrower or any Material Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or is reasonably likely to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(i) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. Subject to Section 4.04, if any Event of Default occurs and is continuing, the Administrative Processing Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Processing Agent or any Lender.

8.03 Application of Funds.

(a) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Processing Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Processing Agent and amounts payable under Article III) payable to the Administrative Processing Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Processing Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.04 and 2.16;

Sixth, to payment of Obligations consisting of liabilities under any Related Credit Arrangement with any Lender or any Affiliate of a Lender party to a Related Credit Arrangement and as to which the Administrative Processing Agent has received notice of the amounts owed thereunder from the applicable Lender or any Affiliate of a Lender party to a Related Credit Arrangement, such payments under this clause Sixth to be allocated on a pro rata basis according to such amounts owed as to which the Administrative Processing Agent has received such notice; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.04(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(b) For purposes of calculating the portion of any such amount received by the Administrative Processing Agent in any currency to be applied as provided in Section 8.03(a), the Administrative Processing Agent may designate the date of such receipt as a Revaluation Date for purposes of determining the Dollar Equivalent of any currencies in which any applicable Obligations are denominated. The Administrative Processing Agent shall so apply any such amount by making payments denominated in the same currency as the amount so received by the Administrative Processing Agent is denominated.

(c) The obligation of the Borrower in respect of any such sum due from it to the Administrative Processing Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any such application in a currency (the “Application Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following the date of any such application by the Administrative Processing Agent of any such amount in the Application Currency, the Administrative Processing Agent, may, in accordance with normal banking procedures, purchase the Agreement Currency with the Application Currency. If the amount of the Agreement Currency so purchased is less than the Obligations originally due to the Administrative Processing Agent or any applicable Lender from the Borrower in the Agreement Currency, the Borrower acknowledges that the applicable Obligations shall remain outstanding to the extent of such difference. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Processing Agent or any applicable Lender in such currency, the Administrative Processing Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

ARTICLE IX.

ADMINISTRATIVE PROCESSING AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Processing Agent hereunder and under the other Loan Documents and authorizes the Administrative Processing Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Processing Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Processing Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Processing Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Processing Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Processing Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the

Person serving as the Administrative Processing Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Processing Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.

9.03 Exculpatory Provisions. The Administrative Processing Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Processing Agent or the Arrangers, as applicable, and its Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Processing Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Processing Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Processing Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of their Affiliates, that is communicated to, obtained by or in the possession of, the Administrative Processing Agent, the Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Processing Agent herein;

(d) shall not be liable for any action taken or not taken by the Administrative Processing Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Processing Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Processing Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Processing Agent by the Borrower, a Lender or an L/C Issuer; and

(e) shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Processing Agent.

9.04 Reliance by Administrative Processing Agent. The Administrative Processing Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Processing Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Processing Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Processing Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Processing Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Processing Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Processing Agent. The Administrative Processing Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Processing Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Processing Agent. The Administrative Processing Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Processing Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Processing Agent; L/C Issuer. Each of the Administrative Processing Agent and any L/C Issuer may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower so long as no Event of Default exists, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Processing Agent gives notice of its resignation, then the retiring Administrative Processing Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Processing Agent meeting the qualifications set forth above; provided that if the Administrative Processing Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Processing Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Processing Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Processing Agent shall continue to hold such collateral security until such time as a successor Administrative Processing Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Processing Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Processing Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Processing Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Processing Agent, and the retiring Administrative Processing Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Processing Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Processing Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Processing Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Processing Agent was acting as Administrative Processing Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Processing Agent.

Any resignation by Bank of America as Administrative Processing Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Processing Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

In the event of any dismissal or resignation by an L/C Issuer, any Letters of Credit issued by such retiring L/C Issuer shall remain outstanding until termination pursuant to their terms and such retiring L/C Issuer shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all such Letters of Credit and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)), but excluding the right to consent to Eligible Assignees and the obligation to issue new Letters of Credit.

9.07 Non-Reliance on the Administrative Processing Agent, the Arrangers and the Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Processing Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Processing Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Processing Agent, or any Arranger to any Lender or any L/C Issuer as to any matter, including whether the Administrative Processing Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Processing Agent and the Arrangers that it has, independently and without reliance upon the Administrative Processing Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Processing Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, the Syndication Agent, Co-Administrative Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Processing Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Processing Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Processing Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Processing Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Processing Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Processing Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Processing Agent under Sections 2.04(h) and (i), 2.10 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Processing Agent and, in the event that the Administrative Processing Agent shall consent to the making of such payments directly to the Lenders and L/C Issuers, to pay to the Administrative Processing Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Processing Agent and its agents and counsel, and any other amounts due the Administrative Processing Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Processing Agent to authorize or consent to or accept or adopt on behalf of any Lender or an L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Processing Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 No Lender is an Employee Benefit Plan.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Processing Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Processing Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Processing Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Processing Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Processing Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.11 Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Processing Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Processing Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Processing Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Processing Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Processing Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Subject to Section 2.15, Section 2.18, Section 3.03, and the last paragraph of this Section 10.01, or otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Processing Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) modify Section 2.14, Section 8.03 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments, order of payments or the pro rata sharing of payments otherwise required hereunder without the written consent of each Lender;

(f) amend Section 1.06 or the definition of “Alternative Currency” or “Eligible Currency” without the written consent of each Lender; or

(g) change any provision of this Section 10.01 or the definition of “Applicable Percentage,” “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Processing Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Processing Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely (and disproportionately) than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Processing Agent, the L/C Issuer, the Borrower and the Lenders affected thereby to amend the definition of “Alternative Currency” or “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or Section 1.06 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.06.

Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Processing Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding any provision herein to the contrary, if the Administrative Processing Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Processing Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement; provided that the Administrative Processing Agent shall provide each such amendment implementing such changes to the Lenders reasonably promptly after such amendment becomes effective.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Processing Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Processing Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or any L/C Issuer, as applicable, has notified the Administrative Processing Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Processing Agent, the Swing Line Lender, each L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Processing Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Processing Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Processing Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Processing Agent, the L/C Issuers and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Processing Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Processing Agent from time to time to ensure that the Administrative Processing Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Processing Agent, L/C Issuer and Lenders. The Administrative Processing Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Processing Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Processing Agent may be recorded by the Administrative Processing Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Processing Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Processing Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided that the foregoing shall not prohibit (a) the Administrative Processing Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Processing Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Processing Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Processing Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Processing Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Processing Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Processing Agent, any Lender or the L/C Issuer (including the fees, computed on an hourly basis, and disbursements of any counsel for the Administrative Processing Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Processing Agent (and any sub-agent thereof), each Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, computed on an hourly basis, and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party (other than such Indemnitee and its Related Parties) or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Processing Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any aspect of the Acquisition Transactions, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against an Arranger or the Administrative Processing Agent in their capacities as such). Without limiting the provisions of Section 3.01(b), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Processing Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Processing Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Processing Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Processing Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d) Waiver of Consequential Damages, Etc. The Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except in the event of gross negligence or willful misconduct by such Indemnitee, as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Processing Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Processing Agent, the L/C Issuer or any Lender, or the Administrative Processing Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Processing Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Processing Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Processing Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Processing Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Processing Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Processing Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (so long as no partial assignment shall result in the assignor retaining commitments or Revolving Loans of less than $10,000,000 in aggregate) unless each of the Administrative Processing Agent and, so long as no Event of Default under Sections 8.01(a) or 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Sections 8.01(a) or 8.01(f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment (other than any such assignment to a Disqualified Institution) unless it shall object thereto by written notice to the Administrative Processing Agent within ten (10) Business Days after having received notice thereof except where such consent to any such assignment would cause the Borrower to incur additional costs under Section 3.01(a);

(B) the consent of the Administrative Processing Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

provided, that, notwithstanding the foregoing, the Borrower may, in its sole discretion, withhold its consent to any assignment to any Person that is not expressly a Disqualified Institution but is known by the Borrower to be an Affiliate of a Disqualified Institution without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s legal name;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Processing Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Processing Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Processing Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person (or a holding company, investment vehicle or trust owned and operated for the primary benefit of one or more natural persons), or (D) to any Disqualified Institution.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Processing Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Processing Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Processing Agent, the L/C Issuer, any Lender or the Borrower hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Processing Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c) Register. The Administrative Processing Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Processing Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Processing Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Processing Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each of the Borrower and the L/C Issuer and each Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Processing Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Processing Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Processing Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section 10.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Processing Agent (in its capacity as Administrative Processing Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution), including under its Note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)

(i) To the extent any assignment or participation is made by a Lender to any Disqualified Institution without the Borrower’s consent, to the extent the Borrower’s consent is required under this Section 10.06, then such assignment shall not be null and void, but (x) such Disqualified Institution shall not be entitled to the benefit of any expense reimbursement or indemnification provisions of the Loan Documents (including without limitation Section 10.04 hereof) and (y) the Borrower may, at its sole expense and effort, upon notice to such Disqualified Institution and the Administrative Processing Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution, (B) in the case of any outstanding Loans held by such Disqualified Institution, purchase such Loans by paying the lesser of (x) the amount that such Disqualified Institution paid to acquire such Loans and (y) par, plus accrued interest thereon, but excluding any premium, penalty, prepayment fee or breakage costs and/or (C) require that such Disqualified Institution assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that in the case of clause (C), the relevant assignment shall otherwise comply with this Section 10.06 (except that no registration and processing fee required under this Section 10.06 shall be required with any assignment pursuant to this paragraph; provided, further, that in the case of the foregoing clauses (A)-(C), the Borrower shall not be liable to any Person for breakage costs. Further, any Disqualified Institution identified by the Borrower to the Administrative Processing Agent (A) shall not be permitted to (x) receive information or reporting provided by the Borrower, the Administrative Processing Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Processing Agent and (B)(x) shall not for purposes of determining whether the Required Lenders have (i)

consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by the Borrower therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required any Agent Party or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require any Agent Party or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Institution shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or all Lenders have taken any action and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Institutions in any proceeding under any Debtor Relief Law commenced by or against the Borrower. The rights and remedies available to any Borrower pursuant to the foregoing provisions of this Section 10.06(g) shall be in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity. Nothing in this Section 10.06(g) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity.

(ii) The Administrative Processing Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Processing Agent to, (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time to the Lenders and/or (B) provide such list to any potential Lender. The Administrative Processing Agent shall promptly post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time to the Lenders (provided that the Borrower has provided the same to the Administrative Processing Agent in accordance with the definition of “Disqualified Institution”) and any such Lender may provide the list to any potential assignee for the purpose of verifying whether such Person is a Disqualified Institution, in each case so long as such Lender and such potential assignee agree to keep the list of Disqualified Institutions confidential in accordance with the terms hereof. The Administrative Processing Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Processing Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Subject to Section 9.06, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be; provided, further, however, that the Lender so selected must consent to its appointment as successor L/C Issuer, or Swing Line Lender, as applicable. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Processing Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (i) to any actual or prospective credit insurance provider (or its Related Parties) relating to the Company and its obligations hereunder or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Processing Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Processing Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Processing Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Each of the Lenders agrees to use its best efforts to insure that no material non-public information provided to it by or on behalf of the Borrower will be utilized by any of its affiliates, agents, advisors or representatives to trade in securities of the Borrower.

For purposes of this Section 10.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Processing Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without notification to any person.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Processing Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Processing Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Processing Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Processing Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Processing Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Processing Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Processing Agent and when the Administrative Processing Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Processing Agent and each Lender, regardless of any investigation made by the Administrative Processing Agent or any Lender or on their behalf and notwithstanding that the Administrative Processing Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Processing Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Processing Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee procured by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Processing Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with Applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Processing Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 10.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Processing Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “ACQUISITION MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT AN “ACQUISITION MATERIAL ADVERSE EFFECT” HAS OCCURRED OR WOULD REASONABLY BE EXPECTED TO OCCUR), (B) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION THE BORROWER HAS (OR ITS SUBSIDIARY HAS) THE RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE PROCESSING AGENT, ANY LENDER, ANY L/C ISSUER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM

OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE PROCESSING AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Processing Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Processing Agent, the Lenders and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Processing Agent, the Lenders and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any other Person and (B) neither the Administrative Processing Agent, nor any Lender, nor any Arranger has any obligation to the Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Administrative Processing Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and neither the Administrative Processing Agent, nor any Lender, nor any Arranger has any obligation to disclose any of such interests to the Borrower. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Processing Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each of the Administrative Processing Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Processing Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Processing Agent, any L/C Issuer nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Processing Agent, any L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Processing Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Lender Party without further verification and (b) upon the request of the Administrative Processing Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Processing Agent, any L/C Issuer nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Processing Agent’s, L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Processing Agent, each L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against the Administrative Processing Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Processing Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act and the Administrative Processing Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Processing Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Processing Agent or any Lender, provide all documentation and other information that the Administrative Processing Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 No Lenders Will Be “Public Side” Lenders. The Borrower acknowledges and the Administrative Processing Agent, the Arrangers and the Lenders agree that none of the Lenders will be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each a “Public Lender”). The Borrower, the Administrative Processing Agent, the Arrangers and the Lenders hereby agree that (x) all Borrower Materials shall be treated as private and may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws and (y) the Administrative Processing Agent and the Arrangers shall treat all Borrower Materials as being suitable only for posting on a portion of the Platform not designated “Public Lender” or “Public Investor”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

10.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Processing Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Processing Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Agreement Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Processing Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Processing Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Processing Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the

Administrative Processing Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Processing Agent or any Lender in such currency, the Administrative Processing Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LOWE’S COMPANIES, INC.

By:	/s/ Brandon J. Sink
Name:	Brandon J. Sink
Title:	Executive Vice President, Chief Financial Officer

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as
Administrative Processing Agent

By:	/s/ Kyle D Harding
Name:	Kyle D Harding
Title:	Vice President

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Ryan Van Stedum
Name: Ryan Van Stedum
Title: Vice President

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Administrative Agent, L/C Issuer and as a Lender

By:	/s/ Carl Hinrichs
Name: Carl Hinrichs
Title: Executive Director

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

CITIBANK, N.A., as a Lender

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ James Kyle O’Donnell
Name: James Kyle O’Donnell Title: Vice President

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By:	/s/ Peter Hale
Name: Peter Hale
Title: Vice President

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Michael Santana-Mondo
Name: Michael Santana-Mondo
Title: Authorized Signatory

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

TRUIST BANK, as a Lender

By:	/s/ Steve Curran
Name: Steve Curran Title: Director

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

Bank of China, New York Branch, as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao Title: Executive Vice President

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

Bank of Montreal, as a Lender

By:	/s/ Mia Jones
Name: Mia Jones Title: Vice President

Lowe’s Companies, Inc.

Credit Agreement

Signature Page

Schedule 2.01

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$217,500,000.00	10.875000000%
Wells Fargo Bank, National Association	$215,000,000.00	10.750000000%
Barclays Bank PLC	$215,000,000.00	10.750000000%
Citibank, N.A.	$215,000,000.00	10.750000000%
Goldman Sachs Bank USA	$215,000,000.00	10.750000000%
JPMorgan Chase Bank, N.A.	$215,000,000.00	10.750000000%
U.S. Bank National Association	$215,000,000.00	10.750000000%
Mizuho Bank, Ltd.	$125,000,000.00	6.250000000%
Royal Bank of Canada	$125,000,000.00	6.250000000%
Truist Bank	$125,000,000.00	6.250000000%
Bank of China, New York Branch	$58,750,000.00	2.937500000%
Bank of Montreal	$58,750,000.00	2.937500000%

Total	$2,000,000,000.00	100.000000000%

L/C Issuer	L/C Commitment	Applicable Percentage
Bank of America, N.A.	$166,666,666.67	33.333333334%
U.S. Bank National Association	$166,666,666.67	33.333333334%
Wells Fargo Bank, National Association	$166,666,666.66	33.333333332%

Total	$500,000,000.00	100.000000000%

Swing Line Lender	Swing Line Commitment	Applicable Percentage
Bank of America, N.A.	$250,000,000.00	100.000000000%

Total	$250,000,000.00	100.000000000%

Schedule 7.03

Existing Subsidiary Indebtedness

Type of Indebtedness	Location	Subsidiary	Amount as of August 1, 2025 ($ in Thousands)
Mortgage Note	South Meridian, ID	Lowe’s HIW, Inc.	$1,052
Letter of Credit	Various	Various	$422,538
Surety Bond	Various	Various	$446,846
Guarantee	Canada	Lowe’s Companies Canada, ULC	$11,648
Equity Interest Obligation	Netherlands	LHIC Netherlands II, B.V. NLBV	—

			$882,084

Schedule 10.02

Administrative Processing Agent’s Office; Certain Addresses for Notices

BORROWER

LOWE’S COMPANIES, INC.

1000 Lowe’s Boulevard, NB3TIR

Mooresville, NC 28117

Attention:   Kate Pearlman, Vice President, Investor Relations & Treasurer

Telephone:   704-775-3856

Telecopier:   704-757-0576

E- Mail:    kate.pearlman@lowes.com

Website Address: www.lowes.com

U.S. Taxpayer Identification Number: 56-0578072

ADMINISTRATIVE AGENT and SWING LINE LENDER

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A., as Administrative Agent

1950 N Stemmons Fwy, Suite 6053

TX1-160-06-02

Dallas, TX 75207

Attention: Gita Pandey

Telephone: 214-209-2984

Facsimile: 214-290-8350

Email: gita.pandey@bofa.com

Remittance Instructions-

US Dollars:

Bank of America, N.A.

New York, NY

ABA# 026009593

Account No.:

Account Name: Wire Clearing Acct for Syn Loans-LIQ

Ref: Lowes Companies Inc.

CAD:

Beneficiary Bank: Bank of America Canada (BOFACATT)

Beneficiary Account Number:

Beneficiary: Bank of America NA

GBP:

Beneficiary Bank: Bank of America NT and SA (BOFAGB22)

Beneficiary Account Number:

Beneficiary: Bank of America NA

EUR:

Beneficiary Bank: Bank of America NT and SA (BOFAGB22)

Beneficiary Account Number:

Beneficiary: Bank of America NA

Other Notices as Administrative Agent:

Bank of America, N.A., as Administrative Agent

900 W. Trade St., 6th Floor

NC1-026-06-03

Charlotte, NC 28255

Attention: Kyle Harding

Telephone: 980-275-6132

Facsimile: 704-719-5215

Email: kyle.d.harding@bofa.com

L/C ISSUERS:

BANK OF AMERICA, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Trade Operations

Telephone: 570-496-9619

Facsimile: 800-755-8740

Email: tradeclientserviceteamus@bofa.com

Remittance Instructions:

Bank of America, N.A.

New York, NY

ABA #: 026-009-593

Account #:

Attn: Scranton Standby

Ref: Lowes Companies Inc.

U.S. BANK NATIONAL ASSOCIATION

1850 Osborne Ave

Oshkosh WI 54902

Attention: Clssyndicationservicesteam@usbank.com

WELLS FARGO BANK, NATIONAL ASSOCIATION

Standby Letters of Credit Processing

MAC D1109-011

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Email: StandbyLC@wellsfargo.com; CEAGCLCAdministration@wellsfargo.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:     ,

To: Bank of America, N.A., as Administrative Processing Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September [__], 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among, among others, Lowe’s Companies, Inc., a North Carolina corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and Wells Fargo Bank, National Association, as Co-Administrative Agent and an L/C Issuer.

The undersigned hereby requests (select one):

☐	A Borrowing of Committed Loans

☐	A conversion or continuation of [Term SOFR Loans][Alternative Currency Term Rate Loans]

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Committed Loan requested]

4.	In the following currency: .

5.	For Term SOFR Loans and Alternative Currency Term Rate Loans: with an Interest Period of months.

The Committed Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

LOWE’S COMPANIES, INC.

By:
Name:
Title:

A-1

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:     ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Processing Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September [__], 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among, among others, Lowe’s Companies, Inc., a North Carolina corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and Wells Fargo Bank, National Association, as Co-Administrative Agent and an L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.05(a) of the Agreement.

LOWE’S COMPANIES, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of September [__], 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among, among others, the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and Wells Fargo Bank, National Association, as Co-Administrative Agent and an L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.05(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Processing Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Processing Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

LOWE’S COMPANIES, INC.

By:
Name:
Title:

C-2

Form of Compliance Certificate

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-3

Form of Compliance Certificate

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

☐ Check for distribution to PUBLIC and Private side Lenders.1

Financial Statement Date:     ,

To:	Bank of America, N.A., as Administrative Processing Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September [__], 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among, among others, Lowe’s Companies, Inc., a North Carolina corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and Wells Fargo Bank, National Association, as Co-Administrative Agent and an L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Processing Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

2. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

3. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

4. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

[1]	If this is not checked, this certificate will only be posted to Private side Lenders.

5. The representations and warranties of the Borrower contained in Article V (other than in Sections 5.05(c), 5.06, 5.10, 5.11 and 5.14) of the Agreement, and any representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

6. [Since the date of the most recently delivered Compliance Certificate, there have been no changes in GAAP that affect the computation of any financial ratio or requirement contained in the Agreement.] [Since the date of the most recently delivered Compliance Certificate, there have occurred the following changes in GAAP, which affect the computation of a financial ratio or requirement of the Agreement in the following manner:        .]

7. The financial covenant analysis and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of       ,       .

LOWE’S COMPANIES, INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Measurement Period beginning     ,      and ended     ,

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Section 7.07 – Consolidated Adjusted Funded Debt to Consolidated EBITDAR
A. Consolidated Adjusted Funded Debt as of the end of the applicable Measurement Period:	$

(i) Consolidated Funded Debt	$

(ii) Debt Equivalent of Operating Leases	$

B. Consolidated EBITDAR for the applicable Measurement Period (sum of I.B(i) through I.B(xiii) less I.B(xiv) less I.B (xv))	$

(i) Consolidated Net Income	$

(ii) Provision for income taxes	$

(iii) Interest net	$

(iv) Depreciation and Amortization expenses	$

(v) Extraordinary, non-recurring or unusual non-cash charges or losses of the Borrower and its Subsidiaries incurred or charged	$

(vi) Non-cash charges of the Borrower and its Subsidiaries incurred or charged	$

(vii) Non-cash losses arising from the sale of assets other than in the ordinary course of business of the Borrower and its Subsidiaries incurred or charged	$

(viii)  Actual transaction expenses or related costs paid in cash in connection with (1) permitted acquisitions or investments and (2) store closings (subject to the limitations set forth in the definition of “Consolidated EBITDAR” in Section 1.01 of the Credit Agreement”)

$

(ix) Extraordinary, non-recurring or unusual cash charges or losses of the Borrower or its Subsidiaries (subject to the limitations set forth in the definition of “Consolidated EBITDAR” in Section 1.01 of the Credit Agreement”)

$

(x)   Cash losses arising from the sale of assets other than in the ordinary course of business (subject to the limitations set forth in the definition of “Consolidated EBITDAR” in Section 1.01 of the Credit Agreement”)

$

(xi) Stock based compensation expense	$

(xii) Rental payments made or required to be made	$

(xiii) Cash and non-cash charges or losses associated with extinguishment of Indebtedness or other non-recurring financing activity of the Borrower or any of its Subsidiaries	$

(xiv) Extraordinary, non-recurring or unusual non-cash income or gains increasing Consolidated Net Income of or by the Borrower and its Subsidiaries (the extent included in calculating such Consolidated Net Income)

$

Form of Compliance Certificate

(xv)   Non-cash gains arising from the sale of assets other than in the ordinary course of business increasing Consolidated Net Income of or by the Borrower and its Subsidiaries (the extent included in calculating such Consolidated Net Income)

$

C. Ratio of Consolidated Adjusted Funded Debt to Consolidated EBITDAR (Line I.A ÷ Line I.B as calculated above) Required: Not greater than 4.00 to 1.00		to 1

Form of Compliance Certificate

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignor][the Assignors][the Assignee][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Processing Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities6) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

 [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower[s]: Lowe’s Companies, Inc.

4.	Administrative Processing Agent: Bank of America, N.A., as the administrative processing agent under the Credit Agreement

5.

Credit Agreement: Credit Agreement, dated as of September [__], 2025, among, among others, Lowe’s Companies, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and Wells Fargo Bank, National Association, as Co-Administrative Agent and an L/C Issuer.

6.	Assigned Interest[s]:

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[6]	Include all applicable subfacilities.

Form of Assignment and Assumption

Assignor[s][7]	Assignee[s][8]	Aggregate Amount of Commitment for all Lenders[9]	Amount of Commitment Assigned	Percentage Assigned of Commitment[10]		CUSIP Number
		$	$		%

		$	$		%

		$	$		%

7.

Not an Employee Benefit Plan. [The][Each] Assignee represents and warrants as of the Effective Date to the Administrative Processing Agent, [the][each] Assignor and the respective Affiliates of each, and not, for the avoidance of doubt, for the benefit of the Borrower, that [the][such] Assignee is not and will not be (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

8.	[Trade Date: ][11]

Effective Date:       , 20    [TO BE INSERTED BY ADMINISTRATIVE PROCESSING AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]12 Accepted:

BANK OF AMERICA, N.A., as Administrative Processing Agent

By:
Title:

[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[12]	To be added only if the consent of the Administrative Processing Agent is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

[Consented to:] [LOWE’S COMPANIES, INC.] [L/C ISSUERS] [SWING LINE LENDER][13]

By:
Title:

[13]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuers) is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Processing Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Processing Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Processing Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT F

FORM OF LETTERS OF CREDIT REPORT

To: Bank of America, N.A., as Administrative Processing Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September [__], 2025 (the “Agreement”) among, among others, Lowe’s Companies, Inc., a North Carolina corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and Wells Fargo Bank, National Association, as Co-Administrative Agent and an L/C Issuer. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

This report is being delivered pursuant to Section 2.04(l) of the Agreement. Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[APPLICABLE L/C ISSUER]

By:
Name:
Title:

F-1

Form of Letters of Credit Report

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September [__], 2025 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among, among others, Lowe’s Companies, Inc., a North Carolina corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and Wells Fargo Bank, National Association, as Co-Administrative Agent and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Processing Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Processing Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Processing Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ,

Form of U.S. Tax Compliance Certificate

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September [__], 2025 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among, among others, Lowe’s Companies, Inc., a North Carolina corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and Wells Fargo Bank, National Association, as Co-Administrative Agent and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ,

Form of U.S. Tax Compliance Certificate

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September [__], 2025 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among, among others, Lowe’s Companies, Inc., a North Carolina corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and Wells Fargo Bank, National Association, as Co-Administrative Agent and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ,

Form of U.S. Tax Compliance Certificate

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September [__], 2025 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among, among others, Lowe’s Companies, Inc., a North Carolina corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and Wells Fargo Bank, National Association, as Co-Administrative Agent and an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Processing Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Processing Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Processing Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ,

Form of Notice of Loan Prepayment

EXHIBIT H

FORM OF NOTICE OF LOAN PREPAYMENT

TO:	Bank of America, N.A., as Administrative Processing Agent (the “Administrative Processing Agent”)

RE:	Reference is made to that certain Credit Agreement, dated as of September [__], 2025 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among, among others, Lowe’s Companies, Inc., a North Carolina corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Processing Agent, Co-Administrative Agent, Swing Line Lender and an L/C Issuer and Wells Fargo Bank, National Association, as Co-Administrative Agent and an L/C Issuer.

DATE:	[Date]

The Borrower hereby provides notice to the Administrative Processing Agent that it shall repay the following Loans as more specifically set forth below:

The Loan(s) to be prepaid consist of: [check each applicable box]

☐ Optional prepayment of Loans in the amount of $     14 [with an Interest Period of      months]15

The Borrower shall repay the above-referenced Loans on the following Business Day: _______________. (Complete with a date no earlier than (i) the same Business Day as the date of this Notice of Prepayment with respect to any Base Rate Loan, (ii) two (2) Business Days subsequent to the date of this Notice of Prepayment with respect to Term SOFR Loans, (iii) four (4) Business Days prior to the date of this Notice of Prepayment with respect to any Alternative Currency Loans not denominated in Special Notice Currencies and (iv) five (5) Business Days prior to the date of this Notice of Prepayment with respect to any Alternative Currency Loans denominated in Special Notice Currencies).

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[14]	Complete with an amount in accordance with Section 2.06 of the Credit Agreement.
[15]	For Term SOFR Loans and Alternative Currency Term Rate Loans only.

H-1

Form of Notice of Loan Prepayment

BORROWER: LOWE’S COMPANIES, INC.

By:
Name:
Title:

H-2

Form of Notice of Loan Prepayment

EXHIBIT I

SOLVENCY CERTIFICATE

See attached.

SOLVENCY CERTIFICATE

[•], 2025

This Solvency Certificate is delivered pursuant to Section 4.03(g)(ii) of the Credit Agreement, dated as of September 16, 2025 (the “Credit Agreement”), among Lowe’s Companies, Inc., as borrower (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as administrative processing agent (in such capacity and together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the [Treasurer] of the Borrower. I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in Section 4.03(d) of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (a) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Treasurer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

LOWE’S COMPANIES, INC.

By:
Name: Title:

[Signature Page to the Solvency Certificate]